Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of International Gold Corp. (an exploration stage company) on Form SB-2/A-4 of our Report of Independent Registered Public Accounting Firm, dated November 5, 2007, on the balance sheets of International Gold Corp. (an exploration stage company) as at December 31, 2006 and 2005 and the related statements of operations, cash flows, and stockholders’ deficiency for the years ended December 31, 2006 and 2005 and for the cumulative period from inception on December 9, 2004 to December 31, 2006.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

Vancouver, Canada December 17, 2007	/s/ “Morgan & Company” Chartered Accountants